Exhibit 99.1

PRESS RELEASE

Juniata Valley Financial Corp. Announces Increase in Quarterly Earnings Over Previous Year and Declares Dividend

Mifflintown, PA –July 30, 2012— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended June 30, 2012 were $1,215,000 and $0.29, respectively, increases of 11.4% and 11.5%, respectively, compared to the same quarter in 2011.As compared to the immediate preceding quarter, net income in 2012 increased by 190.7%.

Juniata Valley’s second quarter 2012 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the immediate preceding quarter and the same quarter one year earlier, are shown in the table below.

	Quarter Ended
	June 30, 2012	March 31, 2012		June 30, 2011
	Results	Results	% Change	Results	% Change
Net Income	$1,215,000	$418,000	190.7%	$1,091,000	11.4%
ROA	1.06%	0.37%	186.5%	0.99%	7.1%
ROE	9.87%	3.36%	193.8%	8.68%	13.7%
EPS (basic and fully diluted)	$0.29	$0.10	190.0%	$0.26	11.5%

The increase in net income in the second quarter of 2012 versus the second quarter of 2011 primarily resulted from increased non-interest income, which was driven by revenues generated from the origination of residential mortgage loans sold in the secondary market, and a reduction in non-interest expense. The increase in net income in the second quarter of 2012 versus the immediately preceding quarter resulted primarily from specific loan loss provisions relating to two loan relationships recorded in the first quarter of 2012; no such provisions were recorded in the second quarter of 2012.

Total assets increased by 3.4%, to $462.6 million, from December 31, 2011 to June 30, 2012, with this asset growth funded by deposit increases of 4.1%. During the same timeframe, loan balances declined by 3.2%. The net interest margin on a fully tax-equivalent basis was 3.68% in the second quarter of 2012 versus 3.93% and 3.84% in the second quarter of 2011 and the first quarter of 2012, respectively. Non-interest income in the second quarter of 2012 increased by 14.6% and 19.3%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. In addition to the increase in secondary market loan origination fees, fees for trust services and a gain from life insurance proceeds increased in the second quarter of 2012 as compared to both the immediate preceding quarter and the same quarter one year ago. Non-interest expense decreased in the second quarter of 2012 by 0.8% and 2.4%, respectively, when compared to the immediate preceding quarter and to the same quarter one year ago.

Net income and earnings per share for the six months ended June 30, 2012 were $1,633,000 and $0.39, respectively. These earnings measures compared to $2,330,000 and $0.55, respectively, for the same six month period of 2011.

The year-to-date earnings for 2012 were negatively impacted by a provision for loan losses of $1,108,000 in the first quarter of 2012, due to specific provisioning for two impaired loan relationships. Ms. Barber commented, “While the provision for loan losses in the first quarter was notably higher than in the past, it is important to note that no further significant credit quality issues have arisen in the most recent quarter.” She further stated, “We are pleased with the success we have attained by providing a higher level of fee-generating services for our customers, while at the same time, achieving efficiencies translating to non-interest expense reductions. We remain optimistic about prospects for the remainder of the year and beyond, as we remain focused on a sound business plan.”

On July 17, 2012, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the third quarter of 2012, payable on September 3 to shareholders of record on August 15.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.